Exhibit 99.1

Tredegar Corporation	Contact:

Corporate Communications	Neill Bellamy

1100 Boulders Parkway	Phone: 804/330-1211

Richmond, Virginia 23225	Fax: 804/330-1777

E-mail: invest@tredegar.com	E-mail: neill.bellamy@tredegar.com

Website: www.tredegar.com

FOR IMMEDIATE RELEASE

Tredegar Announces Retirement of John M. Steitz;

Arijit (Bapi) DasGupta Elected as President and Chief Executive Officer

and to the Board of Directors; Frasier W. Brickhouse, II Elected as

Vice President and Chief Financial Officer

RICHMOND, VA, November 20, 2025 — Tredegar Corporation (NYSE:TG) today announced the retirement of John M. Steitz as its President and Chief Executive Officer and as a member of its Board of Directors (Board), effective December 31, 2025. The Board has elected Arijit (Bapi) DasGupta as Tredegar’s President and Chief Executive Officer and as a member of its Board, effective January 1, 2026.

Mr. Steitz has served as a director of Tredegar since 2018 and as its President and Chief Executive Officer since 2019. Dr. DasGupta joined Tredegar in 2007 and has led its PE Films business unit, serving as its President, since 2015. Dr. DasGupta previously held various leadership roles for Tredegar’s PE Films business. Prior to joining Tredegar, he held leadership positions at Johns Manville, Solutia and Monsanto.

As previously announced, D. Andrew Edwards will retire as Tredegar’s Executive Vice President and Chief Financial Officer, effective December 31, 2025. The Board has elected Frasier W. Brickhouse II as Tredegar’s Vice President and Chief Financial Officer, effective January 1, 2026. Mr. Brickhouse joined Tredegar in 1993 and was appointed Corporate Controller in 2009 and Treasurer in 2016. He previously served in various treasury, accounting and financial planning roles within Tredegar. Prior to joining Tredegar, Mr. Brickhouse spent five years in various positions of increasing responsibility with Coopers & Lybrand (predecessor to PricewaterhouseCoopers LLP).

Gregory A. Pratt, Chairman of the Board, commented, “Both John and Drew have been invaluable members of our management team. They will certainly be missed, and we wish them the very best in retirement. We are fortunate to have Bapi and Frasier as John’s and Drew’s highly qualified successors. Bapi and Frasier possess a deep understanding of Tredegar and its businesses, including related opportunities and challenges, and have served ably in their prior roles with Tredegar for several years. We look forward to their capable leadership.”

Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and surface protection films for high-technology applications in the global electronics industry. With approximately 1,600 employees, the Company operates manufacturing facilities in North America and Asia.

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